 Filed pursuant to Rule 424(b)(7)
 Registration No. 333-279949
PROSPECTUS
21,856,810 Common Shares

This prospectus relates to the offer and sale from time to time of up to 21,856,810 of our common shares (the “Shares”) by the selling securityholders listed in the section of this prospectus entitled “Selling Securityholders” (the “Selling Securityholders”), which is comprised of:
1.
349,787 Shares (the “Jetty and TRA Shares”) issued (a) on May 17, 2022 and May 25, 2022 pursuant to an Option Agreement, dated as of May 17, 2022, by and among us, Canopy Oak LLC (“Canopy Oak”), Lemurian, Inc., a California corporation (“Jetty”), and the other parties thereto (the “Primary Option Agreement”); (b) on May 17, 2022 pursuant to an Option Agreement, dated as of May 17, 2022, by and among Canopy Oak and the other parties thereto (the “Secondary Option Agreement”); and (c) on November 4, 2022 and March 17, 2023 pursuant to the Third Amendment to Tax Receivable Agreement (the “TRA Amendment”), dated as of October 24, 2022, by and among us, Canopy USA, LLC, a Delaware limited liability company (“Canopy USA”), Acreage Holdings America, Inc., a Nevada Corporation, High Street Capital Partners, LLC, a Delaware limited liability company (“HSCP”), and certain members of HSCP.

2.
up to 2,292,946 Shares (the “September 2023 Warrant Shares”) issuable upon the exercise of warrants (the “September 2023 Warrants”) issued in connection with a private placement of units on September 19, 2023 (the “September 2023 Private Placement”). Each unit (the “September 2023 Units”) consisted of one of our common shares (“Common Shares”) and one September 2023 Warrant. Each September 2023 Warrant is exercisable for one Common Share at an exercise price of US$13.50 per share, and is exercisable for a period that commenced on September 19, 2023 and will end on September 19, 2028.

3.
up to 6,878,850 Shares (the “January 2024 Warrant Shares”) issuable upon exercise of warrants issued in connection with a private placement of units (the “January 2024 Units”) on January 19, 2024 (the “January 2024 Private Placement”), consisting of: (a) 629,940 Common Shares underlying our Series A Common Share purchase warrants (the “Series A Warrants”) and (b) 6,248,910 Common Shares underlying our Series B Common Share purchase warrants (the “Series B Warrants” and, together with the Series A Warrants, the “January 2024 Warrants”). Each January 2024 Unit consisted of (a) one Common Share and (b)(i) one Series A Warrant or (ii) one Series B Warrant. Each of the January 2024 Warrants is exercisable for one Common Share at an exercise price of US$4.83 per share. The Series A Warrants and the Series B Warrants are identical, except the Series A Warrants are exercisable for a period that commenced on January 19, 2024 and will end on January 19, 2029, and the Series B Warrants are exercisable for a period that commenced on July 19, 2024 and will end on July 19, 2029.

4.
1,086,279 Shares (the “Wana Shares”) issued on April 30, 2024 pursuant to the terms of (a) certain option agreements (the “Initial Option Agreements”) entered into by certain of our former subsidiaries (collectively, the “Elevate Entities”) and the other parties named therein, whereby the Elevate Entities acquired options (the “Wana Option”) to acquire all of the membership interests of Wana Wellness, LLC (“Wana Wellness”), The CIMA Group, LLC (“CIMA”) and Mountain High Products, LLC (collectively with Wana Wellness and CIMA, “Wana”) from Wana Wellness Holdco Inc., CIMA Holdco Inc. and Nancy Whiteman (collectively, the “Wana Grantors”) and (b) the Second A&R First Amendment (as defined below). We transferred our ownership interests in the Elevate Entities to Canopy USA and accordingly we entered into an amendment to the Initial Option Agreements (the “First Amendment”) with Canopy USA and the Elevate Entities and the other parties named therein. The First Amendment was amended and restated on May 19, 2023 and was subsequently amended and restated on April 30, 2024 (the “Second A&R First Amendment”). Pursuant to the terms of the Second A&R First Amendment, the Wana Grantors, each a Selling Securityholder, agreed to reduce the exercise price for the Wana Option and in exchange, among other things, we issued the Wana Shares to the Wana Grantors.

5.
up to 10,051,290 Shares (the “May 2024 Shares”) issuable in connection with a private placement of unsecured convertible debentures issued by us with an aggregate principal amount of C$96,358,375 maturing on May 14, 2029 (the “Convertible Debentures”) and warrants on May 14, 2024 (the “May 2024 Issuance”), consisting of: (a) up to 6,700,860

Shares issuable upon conversion of the Convertible Debentures and (b) up to 3,350,430 Shares underlying the Common Share purchase warrants (the “May 2024 Warrants”). Each May 2024 Warrant entitles the holder to acquire one Common Share at an exercise price equal to C$16.18 per share for a period that commenced on May 14, 2024 and will end on May 14, 2029.
6.
up to 1,197,658 Shares (the “Put Warrant Shares”) issuable upon the exercise of warrants (the “Put Warrants”), issued on December 9, 2024, to satisfy an outstanding put liability that was assigned to us. Each Put Warrant is exercisable for one Common Share at an exercise price of US$3.66 per share, and is exercisable for a period that commenced on December 9, 2024 and will end on June 6, 2029.

Our registration for resale of the Shares covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the Shares. The Selling Securityholders may sell the Shares covered by this prospectus in a number of different ways and at varying prices. For additional information on the possible methods of sale that may be used by the Selling Securityholders, you should refer to the section of this prospectus entitled “Plan of Distribution” beginning on page S-15 of this prospectus. We will not receive any of the proceeds from the resale of Shares sold by the Selling Securityholders.
You should read this prospectus carefully before you invest in our Common Shares.

Investing in our Common Shares involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus.
Our Common Shares are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “WEED” and on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “CGC”. On June 4, 2025, the closing price of our Common Shares on Nasdaq was US$1.30 per share.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 4, 2025

Prospectus
i

ABOUT THIS PROSPECTUS
On June 5, 2024, we filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (File No. 333-279949), as amended on May 29, 2025 and on May 30, 2025 (as amended, the “Registration Statement”) utilizing a shelf registration process relating to certain securities, including the securities described in this prospectus. This prospectus is part of the Registration Statement.
Neither we nor the Selling Securityholders have authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and, if applicable, any accompanying prospectus supplement or any free writing prospectus. Neither we nor the Selling Securityholders take any responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. This prospectus and, if applicable, any accompanying prospectus supplement or any free writing prospectus, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and, if applicable, any accompanying prospectus supplement or any free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and, if applicable, any accompanying prospectus supplement or any free writing prospectus, is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and, if applicable, any accompanying prospectus supplement or any free writing prospectus, is delivered or securities are sold on a later date.
This prospectus may be supplemented from time to time by one or more prospectus supplements. Any such prospectus supplements may include additional information, such as additional risk factors or other special considerations applicable to us, our business or results of operations or our common stock, and may also update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.
Please carefully read this prospectus together with the additional information described below under “Important Information Incorporated by Reference”.
Unless the context otherwise requires, all references in this prospectus and any prospectus supplement to “Canopy Growth,” the “Company,” “we,” “us” and “our” mean Canopy Growth Corporation and its consolidated subsidiaries.
In this prospectus and in any prospectus supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in United States dollars, references to “dollars,” “$” or “US$” are to United States dollars and all references to “C$” are to Canadian dollars. Certain figures included in this prospectus and in any prospectus supplement have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.
Unless otherwise indicated, all financial information included or incorporated by reference in this prospectus or included or incorporated by reference in any prospectus supplement is determined using U.S. generally accepted accounting principles.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and other applicable securities laws, which involve certain known and unknown risks and uncertainties. In addition to the cautionary statement below, with respect to forward-looking statements contained in the documents incorporated by reference herein, prospective purchasers should refer to “Special Note Regarding Forward-Looking Statements; Risk Factor Summary” in the most recent Annual Report on Form 10-K of the Company as well as to similar sections of any documents incorporated by reference in this prospectus that are filed after the date hereof.
Forward-looking statements predict or describe our future operations, business plans, business and investment strategies and the performance of our investments. These forward-looking statements are generally identified by their use of such terms and phrases as “intend,” “goal,” “strategy,” “estimate,” “expect,” “project,” “projections,” “forecasts,” “plans,” “seeks,” “anticipates,” “potential,” “proposed,” “will,” “should,” “could,” “would,” “may,” “likely,” “designed to,” “foreseeable future,” “believe,” “scheduled” and other similar expressions. Our actual results or outcomes may differ materially from those anticipated. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, estimates or opinions, future events or results or otherwise or to explain any material difference between subsequent actual events and such forward-looking statements, except as required by law. The forward-looking statements contained in this prospectus and the documents incorporated or deemed to be incorporated by reference herein or made by our directors, officers, other employees and other persons authorized to speak on our behalf are expressly qualified in their entirety by these cautionary statements.
You should read carefully the risk factors described in the documents incorporated by reference in this prospectus for a description of certain risks that could, among other things, cause actual results to differ from these forward-looking statements.

RISK FACTORS
Investing in our Common Shares involves a high degree of risk. Before making an investment decision, you should carefully consider the risk factors described under “Item 1A Risk Factors” in our most recent Annual Report on Form 10-K as updated by the risk factors described under “Item 1A Risk Factors” in our subsequently filed Quarterly Reports on Form 10-Q or in any other periodic reports and documents we file from time to time with the SEC, together with all of the other information appearing in or incorporated by reference into this prospectus, before deciding whether to purchase any of our Common Shares being offered. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our Common Shares could decline due to any of these risks, and you may lose all or part of your investment. Please also read carefully the sections titled “Special Note Regarding Forward-Looking Statements; Risk Factor Summary” in our most recent Annual Report on Form 10-K.

THE COMPANY
We are a world-leading cannabis company which produces, distributes, and sells a diverse range of cannabis and cannabis-related products. Our cannabis products are principally sold for adult-use and medical purposes under a portfolio of distinct brands in Canada pursuant to the Cannabis Act, SC 2018, c 16, and globally pursuant to applicable international and Canadian legislation, regulations, and permits. Our core operations are in Canada, Germany and Australia.
The Company’s principal executive offices are located at 1 Hershey Drive, Smiths Falls, Ontario, K7A 0A8. Our Common Shares are listed for trading on the TSX under the symbol “WEED” and Nasdaq under the symbol “CGC.” The Company maintains a website at www.canopygrowth.com. The information on, or otherwise accessible through, our website does not constitute a part of, and is not incorporated by reference into, this prospectus.

USE OF PROCEEDS
We will receive no proceeds from the sale of the Shares by the Selling Securityholders. We would, however, receive proceeds upon the exercise of the September 2023 Warrants, the January 2024 Warrants, the May 2024 Warrants and the Put Warrants (collectively, the “Warrants”) held by certain of the Selling Securityholders which, if such Warrants are exercised in full for cash, would be approximately US$110.5 million (with respect to the May 2024 Warrants, based on the Bank of Canada conversion rate as of May 28, 2025 of C$1.38 per US$1.00). We currently intend to use the proceeds, if any, received from any exercise of Warrants for investments in businesses and/or to fund any potential future acquisitions and for working capital and general corporate purposes, which may include the repayment of indebtedness. No assurances can be given that any such Warrants will be exercised.
The Selling Securityholders will pay any underwriting fees, discounts and commissions attributable to the sale of the Shares and any similar expenses it incurs in disposing of the Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus. These may include, without limitation, all registration and filing fees, printing fees and fees and expenses of our legal counsel and accountants in connection with the registration of the Shares covered by this prospectus.

SELLING SECURITYHOLDERS
Unless the context otherwise requires, as used in this prospectus, “Selling Securityholders” include the selling securityholders listed below and donees, pledgees, permitted transferees or other successors-in-interest selling Shares received after the date of this prospectus from a selling securityholder as a gift, pledge or other non-sale related transfer.
We have prepared this prospectus to allow the Selling Securityholders or their successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 21,856,810 of our Common Shares.
Jetty and TRA Shares
The Jetty and TRA Shares were issued (A) (i) on May 17, 2022 and May 25, 2022 pursuant to the Primary Option Agreement; and (ii) on May 17, 2022 pursuant to the Secondary Option Agreement, pursuant to which Canopy Oak, a wholly-owned subsidiary of Canopy USA, has the right to acquire up to 100% of the outstanding capital stock of Jetty (the “Jetty Option”); and (B) on November 4, 2022 and March 17, 2023 pursuant to the TRA Amendment, pursuant to which Canopy USA agreed to cause us to issue Common Shares with a value of approximately US$30.4 million, in two separate installments, to certain unitholders of HSCP in order to reduce a potential liability of approximately US$92.5 million pursuant to HSCP’s amended tax receivable agreement. Pursuant to the Primary Option Agreement, the Secondary Option Agreement and the TRA Amendment, we agreed to register for resale the Common Shares that we issued thereunder. The Jetty and TRA Shares were issued to the Selling Securityholders in reliance on the exemption from securities registration in Section 4(a)(2) under the Securities Act.
September 2023 Private Placement
On September 18, 2023, we entered into subscription agreements (collectively, the “September 2023 Subscription Agreements”) with certain of the Selling Securityholders, pursuant to which the Company issued to such Selling Securityholders 2,292,947 September Units (after giving effect to our share consolidation effective on December 15, 2023 (the “Share Consolidation”)) for aggregate gross proceeds of approximately US$25,000,000 on September 19, 2023. The purchase price per September Unit was US$10.90 (after giving effect to the Share Consolidation). On September 19, 2023, in connection with the September 2023 Private Placement, we entered into a registration rights agreement with the Selling Securityholders party to the September 2023 Subscription Agreements, pursuant to which we agreed to, among other things, register the resale of the September 2023 Warrant Shares. The September 2023 Units, including the Common Shares and September 2023 Warrants underlying the September 2023 Units, were issued by the Company in reliance on the exemption from securities registration in Section 4(a)(2) under the Securities Act.
January 2024 Private Placement
On January 18, 2024, we entered into subscription agreements (collectively, the “January 2024 Subscription Agreements”) with certain of the Selling Securityholders, pursuant to which the Company issued to such Selling Securityholders 8,158,510 January 2024 Units for aggregate gross proceeds of approximately US$35,000,000 on January 19, 2024. The purchase price per January 2024 Unit was US$4.29. On January 19, 2024, in connection with the January 2024 Private Placement, we entered into a registration rights agreement with the Selling Securityholders party to the January 2024 Subscription Agreements, pursuant to which we agreed to, among other things, register the resale of the January 2024 Warrant Shares. The January 2024 Units, including the Common Shares and January 2024 Warrants underlying the January 2024 Units, were issued by the Company in reliance on the exemption from securities registration in Section 4(a)(2) under the Securities Act.
Wana Shares
The Wana Shares were issued on April 30, 2024 pursuant to the terms of (i) the Initial Option Agreements and (ii) the Second A&R First Amendment. Pursuant to the terms of the Second A&R First Amendment, the Wana Grantors, each a Selling Securityholder, agreed to reduce the exercise price for the Wana Option and in exchange, among other things, we issued the Wana Shares to the Wana Grantors. Pursuant to the terms of the

Initial Option Agreements, we agreed to register the resale of any Common Shares issued pursuant thereto, including the Wana Shares. The Wana Shares were issued by the Company in reliance on the exemption from securities registration in Section 4(a)(2) under the Securities Act.
May 2024 Issuance
In connection with the Company’s acquisition of The Supreme Cannabis Company, Inc. (“Supreme Cannabis”) in June 2021, the Company agreed to guarantee certain outstanding unsecured convertible debentures of Supreme Cannabis (the “Supreme Convertible Debentures”) and unsecured non-convertible debentures of Supreme Cannabis (the “Supreme Accretion Debentures” and, together with the Supreme Convertible Debentures, the “Supreme Debentures”).
On May 2, 2024, we entered into an exchange and subscription agreement (the “Exchange and Subscription Agreement”) with MMCAP International Inc. SPC (the “Investor”) pursuant to which, among other things, on May 14, 2024, the Investor delivered to the Company approximately C$27.5 million aggregate principal amount of outstanding Supreme Debentures maturing in September 2025 held by the Investor and paid the Company approximately US$50 million in exchange for the Company issuing to the Investor (i) the Convertible Debentures and (ii) the May 2024 Warrants. The Convertible Debentures bear interest at a rate of 7.50% per annum, payable in semi-annual payments in cash or, at the option of the Company, in Common Shares for the first four semi-annual interest payments, subject to certain conditions. The Convertible Debentures are convertible into Common Shares at the option of the Investor at a conversion price equal to C$14.38 per share, being the Canadian dollar equivalent of the average Nasdaq Official Closing Price of the Common Shares for the five trading days immediately preceding the date of the Exchange and Subscription Agreement. The Convertible Debentures are subject to a forced conversion feature upon notice from the Company in the event that the average closing trading price of the Common Shares on the TSX exceeds C$21.57 for a period of 10 consecutive trading days. On May 14, 2024, in connection with the May 2024 Issuance, we entered into a registration rights agreement with the Investor, pursuant to which we agreed to register the resale of the May 2024 Shares. The Convertible Debentures and the May 2024 Warrants were issued by the Company in reliance on the exemption from securities registration in Section 4(a)(2) under the Securities Act.
Put Warrant Shares
The Put Warrants were issued on December 9, 2024 pursuant to certain put agreements between Canopy USA and each of the investors thereto (the “Put Agreements”), a share issuance agreement between 1105220 Canada Inc., one of our wholly-owned subsidiaries, and Canopy USA, and a share issuance agreement between us and 1105220 Canada Inc. Pursuant to the Put Agreements, Canopy USA agreed to use commercially reasonable efforts to have us enter into registration rights agreements with each of the investors party to the Put Agreements in certain circumstances in order to satisfy a liability owing to the investors. On December 9, 2024, we entered into registration rights agreements with each of the investors party to the Put Agreements, pursuant to which we agreed to register the resale of the Put Warrant Shares. The Warrants were issued by us in reliance on the exemption from securities registration in Section 4(a)(2) under the Securities Act.
General
The Shares to be offered by the Selling Securityholders pursuant to this prospectus are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act to give the Selling Securityholders the opportunity to sell the Shares publicly. The registration of the Shares does not require that any of the Shares be offered or sold by the Selling Securityholders.
No estimate can be given as to the amount or percentage of Common Shares that will be held by the Selling Securityholders after any sales of Shares made pursuant to this prospectus because the Selling Securityholders are not required to sell any of the Shares being registered hereunder. The table below assumes that the Selling Securityholders will sell all of the Shares listed in this prospectus and that they do not purchase additional Common Shares.

Unless otherwise indicated in the footnotes to the table below, no Selling Securityholder has had any material relationship with us or any of our affiliates within the past three years other than as a security holder, except (i) Canopy USA, an entity in which we have an unconsolidated equity method (fair value) investment, (a) has exercised the Wana Option and as a result currently holds 100% of the membership interests in Wana and (b) has exercised the Jetty Option and as a result currently holds approximately 77% of the shares of Jetty; (ii) Ms. Whiteman was a founder of Wana and has a significant ownership interest in, and is a member of the board of managers of, Canopy USA and (iii) Agustin Huneeus, Jr., the Managing Member of VCo Ventures LLC, is a beneficiary of a trust that has a significant ownership interest in, and the right to appoint a member of the board of managers of, Canopy USA.
We have prepared the table below based on written representations and information furnished to us by or on behalf of the Selling Securityholders. Since the date on which the Selling Securityholders provided this information, the Selling Securityholders may have sold, transferred or otherwise disposed of all or a portion of the Common Shares in a transaction exempt from the registration requirements of the Securities Act.
Unless otherwise indicated in the footnotes to the table below, we believe that (1) none of the Selling Securityholders are broker-dealers or affiliates of a broker-dealer, (2) no Selling Securityholder has direct or indirect agreements or understandings with any person to distribute their Shares, and (3) the Selling Securityholders have sole voting and investment power with respect to all Shares beneficially owned, subject to applicable community property laws. To the extent any Selling Securityholder is, or is affiliated with, a broker-dealer, it could be deemed to be, under SEC Staff interpretations, an “underwriter” within the meaning of the Securities Act. Information about the Selling Securityholders may change over time. Any changed information will be set forth in supplements to this prospectus, if required.
Under the terms of the Warrants, the holders thereof may not exercise the Warrants to the extent such exercise would cause such Selling Securityholder, together with its affiliates and attribution parties, to beneficially own a number of our Common Shares which would exceed 4.99% (the “Maximum Percentage”) of our then outstanding Common Shares following such exercise, excluding for purposes of such determination Common Shares issuable upon exercise of such Warrants which have not been exercised; provided that the holder of Warrants may, upon notice, increase or decrease the Maximum Percentage, provided that the Maximum Percentage in no event exceeds 9.99% of our then outstanding Common Shares following such exercise. In addition, the holders of the Convertible Debentures may not convert the Convertible Debentures into Common Shares to the extent such conversion would cause the holder thereof, together with its affiliates and attribution parties, to beneficially own a number of Common Shares which would exceed the Maximum Percentage of our then outstanding Common Shares following such exercise, excluding for purposes of such determination Common Shares issuable upon (i) the conversion of the unconverted portion of the Convertible Debentures and (ii) the exercise of Warrants which have not been exercised. The number of Shares and the percentages in the table below do not reflect these limitations. The Selling Securityholders may sell all, some or none of their Shares in this offering. See “Plan of Distribution.”
The following table sets forth information with respect to the beneficial ownership of our Common Shares held, as of May 28, 2025, by the Selling Securityholders and the number of Shares being offered hereby and information with respect to Common Shares to be beneficially owned by the Selling Securityholders after completion of this offering. The percentages in the following table reflect the Common Shares beneficially owned by the Selling Securityholders as a percentage of the total number of Common Shares outstanding as of May 28, 2025. As of such date, 185,192,210 Common Shares were issued and outstanding.

	Total Number of Common Shares Beneficially Owned Prior to the Offering(1)		Maximum Number of Common Shares that may be Offered Pursuant to this Prospectus	Common Shares Beneficially Owned After this Offering(1)(2)
Name	Number	Percentage		Number	Percentage
George Michael Allen	11,234	*	11,234	—	—
Devin Binford	188,757	*	186,820	1,937	*
Melvin A. Yellin	149,604	*	149,604	—	—
Dushyant Mehra	2,129	*	2,129	—	—
BPY Limited(3)	2,275,665	1.2%	1,746,556	529,109	*
Gundyco ITF BPY Limited(4)	917,178	*	917,178	—	—
NewGen Equity Long/Short Fund(5)	3,129,504	1.7%	3,129,504	—	—
Nomis Bay Ltd(6)	3,941,477	2.1%	3,000,838	940,639	*
Gundyco ITF Nomis Bay Ltd(7)	1,375,768	*	1,375,768	—	—
CIMA Holdco Inc.(8)	783,890	*	783,890	—	—
Wana Wellness Holdco Inc.(9)	29,388	*	29,388	—	—
Nancy Whiteman(10)	1,086,279	*	273,001	—	—
Gundyco ITF MMCAP International Inc. SPC(11)	5,025,645	2.6%	5,025,645	—	—
BMO Nesbitt Burns ITF MMCAP International Inc. SPC for and on behalf of MMCAP Master Segregated Portfolio(12)	5,025,645	2.6%	5,025,645	—	—
Boothbay Diversified Alpha Master Fund, LP(13)	128,325	*	51,899	76,426	*
Boothbay Absolute Return Strategies, LP(14)	365,233	*	147,711	217,522	*

*
Represents less than 1% of the issued and outstanding Common Shares.

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of Common Shares beneficially owned by a person and the percentage ownership of that person, Common Shares subject to warrants, options and other convertible securities held by that person that are currently exercisable or exercisable within 60 days of May 28, 2025 are deemed outstanding. Common Shares subject to warrants, options and other convertible securities, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Assumes that the Selling Securityholders dispose of all of the Common Shares covered by this prospectus and do not acquire beneficial ownership of any additional Common Shares. The registration of these Common Shares does not necessarily mean that the Selling Securityholders will sell all or any portion of the Common Shares covered by this prospectus.

(3)
Consists of (i) 1,387,259 Common Shares that could be acquired upon the exercise of Series B Warrants, (ii) 359,297 Common Shares that could be acquired upon the exercise of Put Warrants and (iii) 529,109 Common Shares that could be acquired upon the exercise of other warrants. Murchinson Ltd. (“Murchinson”), as sub-advisor to BPY Limited, has voting and investment power with respect to these Common Shares. Marc Bistricer, in his capacity as CEO of Murchinson, may also be deemed to have investment discretion and voting power over the Common Shares held by BPY Limited. Each of Mr. Bistricer and Murchinson disclaims any beneficial ownership of these Common Shares except to the extent of any pecuniary interest therein. The Warrants held by this entity are subject to Maximum Percentage ownership limitation described above.

(4)
Consists of 917,178 Common Shares that could be acquired upon the exercise of September 2023 Warrants. Murchinson, as sub-advisor to Gundyco ITF BPY Limited, has voting and investment power with respect to these Common Shares. Marc Bistricer, in his capacity as CEO of Murchinson, may also be deemed to have investment discretion and voting power over the Common Shares held by Gundyco ITF BPY Limited. Each of Mr. Bistricer and Murchinson disclaims any beneficial ownership of these Common Shares except to the extent of any pecuniary interest therein. The Warrants held by this entity are subject to Maximum Percentage ownership limitation described above.

(5)
Consists of (i) 629,940 Common Shares that could be acquired upon the exercise of Series A Warrants and (ii) 2,499,564 Common Shares that could be acquired upon the exercise of Series B Warrants. NewGen Asset Management Ltd. (“NewGen Manager”) is the manager of NewGen Equity Long/Short Fund (“NewGen Long/Short”). David Dattels, Chris Rowan and Norm Chang have voting and investment control over NewGen Manager and, accordingly, may be deemed to have beneficial ownership of the Common Shares held by NewGen Long/Short. Each of Mr. Dattels, Mr. Rowan and Mr. Chang disclaims beneficial ownership of such securities except to the extent of any pecuniary interest therein. The Warrants held by this entity are subject to Maximum Percentage ownership limitation described above.

(6)
Consists of (i) 2,362,087 Common Shares that could be acquired upon the exercise of Series B Warrants, (ii) 638,751 Common Shares that could be acquired upon the exercise of Put Warrants and (iii) 940,639 Common Shares that could be acquired upon the exercise of other warrants. Murchinson, as sub-advisor to Nomis Bay Ltd., has voting and investment power with respect to these Common Shares. Marc Bistricer, in his capacity as CEO of Murchinson, may also be deemed to have investment discretion and voting power over the Common Shares held by Nomis Bay Ltd. Each of Mr. Bistricer and Murchinson disclaims any beneficial ownership of these Common Shares except to the extent of any pecuniary interest therein. The Warrants held by this entity are subject to Maximum Percentage ownership limitation described above.

(7)
Consists of 1,375,768 Common Shares that could be acquired upon the exercise of September 2023 Warrants. Murchinson, as sub-advisor to Gundyco ITF Nomis Bay Ltd., has voting and investment power with respect to these Common Shares. Marc Bistricer, in his capacity as CEO of Murchinson, may also be deemed to have investment discretion and voting power over the Common Shares held by Gundyco ITF Nomis Bay Ltd. Each of Mr. Bistricer and Murchinson disclaims any beneficial ownership of these Common Shares except to the extent of any pecuniary interest therein. The Warrants held by this entity are subject to Maximum Percentage ownership limitation described above.

(8)
Nancy Whiteman, as President of CIMA Holdco Inc., has the power and authority to vote and dispose of the securities held of record by CIMA Holdco Inc.

(9)
Nancy Whiteman, as President of Wana Wellness Holdco Inc., has the power and authority to vote and dispose of the securities held of record by Wana Wellness Holdco Inc.

(10)
Common Shares beneficially owned prior to this offering consists of (i) 273,001 shares held directly by Ms. Whiteman, (ii) 783,890 shares held by CIMA Holdco Inc. and (iii) 29,388 shares held directly by Wana Wellness Holdco Inc. Ms. Whiteman is the President of each of CIMA Holdco Inc. and Wana Wellness Holdco Inc. As such, Ms. Whiteman has the power and authority to vote and dispose of the securities held of record by CIMA Holdco Inc. and Wana Wellness Holdco Inc. and is deemed a beneficial owner of such shares.

(11)
Consists of: (i) 1,675,215 Common Shares that could be acquired upon the exercise of May 2024 Warrants and (ii) up to 3,350,430 Common Shares that could be acquired upon conversion of Convertible Debentures. The May 2024 Warrants and the Convertible Debentures held by this entity are subject to the Maximum Percentage ownership limitations discussed above. Matthew MacIsaac, Secretary MM Asset Management Inc., Investment Advisor to MMCAP International Inc. SPC, will have voting and dispositive power over the Shares, if any, that are acquired upon the conversion of the Convertible Debentures or the exercise of the May 2024 Warrants.

(12)
Consists of: (i) 1,675,215 Common Shares that could be acquired upon the exercise of May 2024 Warrants and (ii) up to 3,350,430 Common Shares that could be acquired upon conversion of Convertible Debentures. The May 2024 Warrants and the Convertible Debentures held by this entity are subject to the Maximum Percentage ownership limitations discussed above. Matthew MacIsaac, Secretary MM Asset Management Inc., Investment Advisor to MMCAP International Inc. SPC, will have voting and dispositive power over the Shares, if any, that are acquired upon the conversion of the Convertible Debentures or the exercise of the May 2024 Warrants.

(13)
Consists of (i) 51,899 Common Shares that could be acquired upon exercise of Put Warrants and (ii) 76,426 Common Shares that could be acquired upon exercise of other warrants. Murchinson, as sub-advisor to Boothbay Diversified Alpha Master Fund, LP, has voting and investment power with respect to these Common Shares. Marc Bistricer, in his capacity as CEO of Murchinson, may also be deemed to have investment discretion and voting power over the Common Shares held by Boothbay Diversified Alpha Master Fund, LP. Each of Mr. Bistricer and Murchinson disclaims any beneficial ownership of these Common Shares except to the extent of any pecuniary interest therein. The Warrants held by this entity are subject to Maximum Percentage ownership limitation described above.

(14)
Consists of (i) 147,711 Common Shares that could be acquired upon exercise of Put Warrants and (ii) 217,522 Common Shares that could be acquired upon exercise of other warrants. Murchinson, as sub-advisor to Boothbay Absolute Return Strategies, LP, has voting and investment power with respect to these Common Shares. Marc Bistricer, in his capacity as CEO of Murchinson, may also be deemed to have investment discretion and voting power over the Common Shares held by Boothbay Absolute Return Strategies, LP. Each of Mr. Bistricer and Murchinson disclaims any beneficial ownership of these Common Shares except to the extent of any pecuniary interest therein. The Warrants held by this entity are subject to Maximum Percentage ownership limitation described above.

PLAN OF DISTRIBUTION
We are registering the Shares to permit the resale of the Shares by the holder thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Securityholders of the Shares. We will bear all costs, fees and expenses incurred in effecting the registration of the Shares.
Each Selling Securityholder may sell all or a portion of the Shares beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Shares are sold through underwriters or broker-dealers, such Selling Securityholder will be responsible for underwriting fees, discounts or commissions or agent’s commissions. The Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of Shares. These sales may be effected in transactions, which may involve cross or block transactions. The Selling Securityholders may use one or more of the following methods when disposing of the Shares or interests therein:
•
on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

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in the over-the-counter market;

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in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

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through the writing of options, whether such options are listed on an options exchange or otherwise;

•
in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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in block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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in an exchange distribution in accordance with the rules of the applicable exchange;

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in privately negotiated transactions;

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in short sales;

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through the distribution of the Shares by such Selling Securityholder to its partners, members or stockholders;

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through one or more underwritten offerings on a firm commitment or best-efforts basis;

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in sales pursuant to Rule 144 under the Securities Act;

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whereby broker-dealers may agree with such Selling Securityholder to sell a specified number of such Shares at a stipulated price per share;

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in a combination of any such methods of sale; and

•
in any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus supplement with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to resell the securities acquired in the distribution.
If any Selling Securityholder effects such transactions by selling Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from such Selling Securityholder or commissions from purchasers of the Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Shares in the course of hedging in positions they assume. The Selling Securityholders may also sell the Shares short and deliver Shares covered by this prospectus to close out short positions and to return borrowed Common Shares in connection with such short sales. The Selling Securityholders may also loan or pledge Shares to broker-dealers that in turn may sell such Shares.
Each Selling Securityholder may pledge or grant a security interest in some or all of the Shares owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act by amending, if necessary, the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as a Selling Securityholder under this prospectus. Each Selling Securityholder also may transfer and donate the Shares owned by it in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
The Selling Securityholders and any broker-dealer participating in the distribution of the Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.
Under the securities laws of some states of the United States, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states of the United States, the Shares may not be sold unless such Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
The aggregate proceeds to the Selling Securityholders from the sale of the Shares offered will be the purchase price of the Shares less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of Shares to be made directly or through agents. There can be no assurance that the Selling Securityholders will sell any or all of the Shares registered hereunder.
The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Shares by the Selling Securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the Shares. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.
We will pay all expenses of the registration of the Shares pursuant to the agreements described herein, including, without limitation, SEC filing fees and expenses of compliance with state securities or “Blue Sky” laws; provided, however, that the Selling Securityholders will pay all underwriting fees, discounts or commissions attributable to the sale of the Shares and any legal fees and expenses of counsel to the Selling Securityholders. We may be indemnified by the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act or the Exchange Act, that may arise from any written information furnished to us by the Selling Securityholders specifically for use in this prospectus.
Once sold hereunder, the Shares will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS
The validity of the Common Shares offered by this prospectus and certain other Canadian legal matters related to the Common Shares being offered by this prospectus will be passed upon for us by Cassels Brock & Blackwell LLP.

EXPERTS
The consolidated financial statements of Canopy Growth Corporation as of March 31, 2025 and 2024 and for each of the years then ended, and the effectiveness of internal control over financial reporting as of March 31, 2025, have been incorporated by reference herein in reliance on the reports of PKF O’Connor Davies, LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of Canopy Growth Corporation for the year ended March 31, 2023 have been incorporated by reference herein in reliance on the report of KPMG LLP (“KPMG”), independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.
The audit report covering the March 31, 2023 consolidated financial statements included in the Annual Report on Form 10-K for the year ended March 31, 2025 contains an explanatory paragraph that states that the Company’s material debt obligations coming due in the short-term, recurring losses from operations and the requirement for additional capital to fund its operations raise substantial doubt about the Company’s ability to continue as a going concern. The 2023 consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
Canopy Growth Corporation has agreed to indemnify and hold KPMG harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the incorporation by reference of its audit report on the Company’s past financial statements incorporated by reference in the registration statement of which this prospectus forms a part.

WHERE YOU CAN FIND MORE INFORMATION; IMPORTANT INFORMATION INCORPORATED BY REFERENCE
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information concerning issuers that file electronically with the SEC, including us. We also maintain a website at www.canopygrowth.com that contains information concerning us. The information contained or referred to on our website is not part of, or incorporated by reference into, this prospectus.
The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents are incorporated by reference into this prospectus (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):
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Our Annual Report on Form 10-K for the fiscal year ended March 31, 2025, filed with the SEC on May 30, 2025;

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Our Current Report on Form 8-K, filed with the SEC on April 1, 2025; and

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The description of our Common Shares and exchangeable shares contained in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended March 31, 2025 filed with the SEC on May 30, 2025.

All documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering also shall be deemed to be incorporated herein by reference, including all such documents filed with the SEC after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.
If requested orally or in writing, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, at no cost, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write to us at the following address:
Canopy Growth Corporation
1 Hershey Drive
Smiths Falls, Ontario, Canada K7A 0A8
Attention: Chief Legal Officer

ENFORCEABILITY OF CIVIL LIABILITIES
We are a corporation incorporated under and governed by the Canadian Business Corporations Act (the “CBCA”). Some of our officers and directors, and some of the experts named in this prospectus, are Canadian residents, and many of our assets or the assets of our officers and directors and the experts are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for holders of Securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our officers and directors and experts under the United States federal securities laws. We have been advised by our Canadian counsel, Cassels Brock & Blackwell LLP, that a judgment of a United States court predicated solely upon civil liability under U.S. federal securities laws could be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised by Cassels Brock & Blackwell LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon U.S. federal securities laws.